99.2     Transcript of conference call.

RadNet, Inc.

Third Quarter 2013 Financial Results Conference Call

November 11, 2013

Operator:                                         Good day, everyone, and welcome to the RadNet, Inc. Third Quarter 2013 Financial Results conference call.  Today’s conference is being recorded.

 I would now like to turn the call over to Mark Stolper, Executive Vice President and Chief Financial Officer of RadNet, Inc.  You may begin.

Mark Stolper:                                  Thank you.  Good morning, ladies and gentlemen, and thank you for joining us today to discuss RadNet’s third quarter 2013 financial results.

Before we begin today, we’d like to remind everyone of the Safe Harbor statement under the Private Securities Litigation Reform Act of 1995.  This presentation contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995.  Specifically, statements concerning anticipated future financial and operating performance, RadNet’s ability to continue to grow the business by generating patient referrals and contracts with radiology practices, recruiting and retaining technologists, receiving third party reimbursement for diagnostic imaging services, successfully integrating acquired operations, generating revenue and adjusted EBITDA for the acquired operations as estimated, among others, are forward-looking statements within the meaning of the Safe Harbor.  Forward-looking statements are based upon management’s current preliminary expectations and are subject to risks and uncertainties which may cause RadNet’s actual results to differ materially from the statements contained herein.  These risks and uncertainties include those risks set forth in RadNet’s reports filed with the SEC from time to time, including RadNet’s annual report on Form 10-K for the year ended December 31st, 2012, and RadNet’s quarterly report on Form 10-Q for the three-month period ended September 30th, 2013.

Undue reliance should not be placed on forward-looking statements, especially guidance on future financial performance, which speaks only as of the date it is made.  RadNet undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.

And with that, I’d like to turn the call over to Dr. Howard Berger, Chairman and Chief Executive Officer of RadNet.

Dr. Howard Berger:                      Thank you, Mark.  Good morning, everyone, and thank you for joining us today.  On today’s call, Mark and I plan to provide you with highlights from our third quarter 2013 results, give you more insight into factors which affected this performance and discuss our future strategy.  After our prepared remarks, we will open the call to your questions.  I’d like to thank all of you for your interest in our Company and for dedicating a portion of your day to participate in our conference call this morning.

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In assessing our third quarter performance, we have to balance the accomplishments we are making as a company to prepare us for future success with the short-term pressures we are facing from lower utilization of healthcare services and from declining reimbursement.  All year, we have faced pressured industry volumes and when combined with lower Medicare and private payor pricing, we’ve struggled with our same-center performance.  Prior to 2013, for many years, we enjoyed slow and steady same-center growth as industry expanded.  This growth was fueled by a growing and aging population, improvements in technology, which created new application for our tests, wider physician acceptance of the effectiveness of imaging as a diagnostic tool and patients who have become more educated about and aware of imaging as an effective and non-invasive diagnostic measure.  These long-term trends have been disrupted but we believe only temporarily.

Why have volumes been light in our industry over the last 12 to 24 months?  First, we continue to see a migration to higher deductible health plans, which has caused patients to utilize healthcare less frequently as the burden of cost has shifted to them from their insurance companies.  This migration to higher deductible plans has been a trend for consumers who are trying to counteract the rising cost of healthcare premiums and the declining share of those premiums that are being absorbed by their employers.

Second, we believe that there may be patients who have been delaying healthcare as they wait to understand and process the changes of the healthcare insurance landscape, particularly with regards to the new healthcare reform and the formation of health insurance exchanges.  There is a belief among some patients that they will be able to secure healthcare insurance less expensively in the future because of healthcare reform, and these patients are delaying all elective healthcare services.  The future release of this pent-up demand may benefit us significantly when more certainty and information around healthcare exchanges and the expansion of some of the Medicaid programs becomes more important.  We may already be experiencing some of this as our volumes, beginning in October, have shown a significant increase over the third quarter’s per day volumes.

Finally, hospitals have become more aggressive in purchasing primary care and specialist physicians groups in their communities.  When this happens, referrals for ancillary services such as diagnostic imaging often get transferred to the local hospitals with which the physicians are now affiliated.  We’ve seen the strategy by hospitals ebb and flow in the past, and we are dubious about the long-term viability and effectiveness of this strategy for hospitals.  It wouldn’t surprise us if these partnerships unwind in the future, like many have done in the past.

We are not sitting idly during this pressured period in our industry.  Although 2013 has been a transition year for us, we’ve made important strides in preparing us for the prospects of better performance in 2014 and beyond.  What do I mean by this?

We have spent much of the year identifying and analyzing opportunities to make our business more cost efficient.  With lower industry volumes and lower pricing, we need to be positioned to deliver our services at a lower cost.  As such, we’ve identified and targeted $30 million of cost savings that we believe are executable within the next 12 months.  Let me discuss the areas for savings in some more detail.

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First, we will be adjusting staffing levels at our centers and in the regional operations that support them.  This includes adjusting staffing levels of front office, call center, scheduling, data input, reimbursement operations and other support functions.  Second, our continuing information technology initiatives will reduce our costs and increase operating efficiencies.  We continue to roll out our eRAD, RIS and PACS products, which brings with it the ability to streamline and automate our operating protocols and allows us to operate our facilities with less manpower.  In addition, we continue to integrate our voice recognition transcription system, which is already decreasing our transcription expense and will have a much more pronounced impact in 2014.

Third, with a portion of our capital expenditures budget, we will look to opportunistically purchase some equipment which we currently utilize through operating leases.  These will be deleveraging transactions, eliminating a portion of our operating lease expense.  Fourth, we are in the process of renegotiations with certain vendors who provide us medical supplies, office supplies and contrast materials.  Our scale is paramount for success in these negotiations.  For many of our vendors, RadNet represents a large and important book of business, thus we are able to leverage our book of business with them and to get a better pricing.  These vendors recognize that, unlike most of the other diagnostic imaging industry players, RadNet is growing in size and will likely continue to do so in the future.  Our vendors realize that it benefits them to align themselves with us as our account with them is one that will increase in size into the future.  Many of them are willing to trade off current pricing concessions for long-term loyal relationship.

Fifth, we are executing a number of corporate cost saving initiatives involved insurance and our commercial banking fees.  We are migrating our workers compensation insurance from a guaranteed cost program to a modified self-insurance plan with stop loss reinsurance.  Furthermore, we have removed—we have renewed our property and casualty insurance at a significantly more favorable rate.  In addition, as of January 1st, 2014, in response to rising healthcare costs, we have modified our health insurance employee benefits, which will bring material savings to our Company.

Lastly, we are in the process of consolidating all of our commercial banking business under one provider, the economies of scales from which will yield us significant banking fee savings.  And lastly, we will be benefiting in 2014 from the elimination of facility lease expenses and physician compensation related to the final steps in our consolidation of the CML assets in Maryland.

In total, we have estimated these cost savings to approximately $30 million per year and our management team is directing much of its focus on achieving these benefits in this fourth quarter of 2013.  I am further encouraged by the acceleration of consolidation and diminishing of capacity I am observing in diagnostic imaging as a direct result of the same industry pressures that have hampered our performance in 2013.  Simply put, these utilization and pricing pressures are accelerating the opportunities we are seeing to purchase inexpensive assets or is resulting in competition beginning to exit the business.  I’ll give one example of this on a very local level of a transaction we completed within the last week to allow you to appreciate what I think will be continuing trends and behavior in our industry from which we can capitalize.

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For over five years, we have competed rigorously in one of our San Fernando Valley markets with a radiology group practice that staffs the local hospital.  When this group opened an outpatient facility five years ago within blocks of our two existing facilities, it deployed a state-of-the-art 64-slice PET/CT scanner and a high end MRI system.  The center never drove enough volume to provide an appropriate return on the group’s investment.  We had at least two discussions with this group in past years regarding acquiring the facility.  Each discussion proved to be fruitless because of the unrealistic pricing expectations of the radiology group.  Finally, as their center turned profitable and their lease—and their facilities lease is nearing conclusion, they contact us in a last ditch effort to purchase them.  The result is that we provisioned the two pieces of equipment, will close their facility with the sellers retaining the financial responsibility for all expense related to vacating the space and their entire book of business will be transferred to the two RadNet facilities in walking distance with their facility.

Against this revenue, we will have little to no cost except the cost of paying for the radiology interpretation.  In order to ensure that the business moves over to RadNet, the radiology group will continue to interpret studies from its referral base and the group’s compensation will be tied to the amount of business that is sent to us from the group’s referring physician base.  The two pieces of high end imaging equipment from the closed center will be redeployed within the RadNet network, thereby lowering our capital expenditure requirements going forward.

I took you through this transaction, not because of its financial or operating significance to RadNet but because it represents what is happening in our industry and what I believe will occur more often in the future.  As difficult as the operating environment is for us, it is more difficult for our smaller competitors who have little ability to drive the cost savings and efficiencies in their businesses.  Like within example of the radiology group that I just discussed, our smaller competitors have been resilient in their survival; however, many will eventually succumb to these same industry pressures.  As this happens, we expect to see our same-center volumes and revenue return to their more normal long-term history of slow growth.  This should greatly improve our profitability.

I have more frequently been asked about healthcare reform and what impact it will have on RadNet.  While there is much confusion about the formation of the healthcare exchanges and the expansion of state and federally-funded medical programs, one thing on which most experts agree is that it will bring additional insured lives (ph) into the healthcare delivery system.  Some of the newly-covered individuals were not availing themselves of healthcare services at all in the past.  Others may have been utilizing hospital emergency rooms for their needs.  I continue to believe that many of these newly-covered individuals will begin utilizing mainstream healthcare outlets, which will include outpatient diagnostic imaging locations like ours.  This additional procedure volume would benefit us greatly as it would drive same-center revenue, fill capacity and provide us high incremental profitability as many of our operating costs remain fixed.

So despite some of the pressures that have impacted our performance in 2013, I am very encouraged about the future and the prospects of an improved 2014.  At this time, I’d like to turn the call over to Mark to discuss some of the highlights of our third quarter 2013 performance.  When he’s finished, I will make some closing remarks.

Mark Stolper:                                  Thank you, Howard.  I’m now going to briefly review our third quarter 2013 performance and attempt to highlight what I believe to be some material items.  I will also give some further explanation of certain items in our financial statements, as well as provide some insights into some of the metrics that drove our third quarter performance.

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In my discussion, I will use the term ‘adjusted EBITDA’, which is a non-GAAP financial measure.  The Company defines adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, each from continuing operations, and excludes losses or gains on the sale of equipment, other income or loss, loss on debt extinguishments, bargain purchase gains and non-cash equity compensation.  Adjusted EBITDA includes equity earnings and unconsolidated operations and subtracts allocations of earnings to non-controlling interests in subsidiaries and is adjusted for non-cash or extraordinary and one-time events that have taken place during the period.  A full quantitative reconciliation of adjusted EBITDA to net income or loss attributable to RadNet, Inc. common shareholders is included in our earnings release.

As many of you may have seen on Friday, we made an 8-K filing which discussed an error in our 10-K as of December 31st, 2012, related to a one-time income tax benefit which we will be amending in a restated 10-K, likely to be released tomorrow.  The error was non-cash in nature and by correcting the 10-K, there will be no further adjustments in current or future accounting periods.  In the fourth quarter of 2012, we recorded a benefit from income taxes of approximately $60.4 million, primarily relating to releasing a valuation allowanced against our deferred tax assets.  Last week during our review of our work papers supporting our deferred tax assets, we discovered an error in the historical tax treatment of certain mark-to-market adjustments recorded in relation to our interest rate swaps.  This error caused the Company’s deferred tax assets to be overstated by approximately $4.3 million and unrecognized tax benefit liability to be understated by approximately $400,000 at December 31st, 2012.  Periods prior to the fourth quarter of 2012 were not significantly impacted by the overstatement, as we had a valuation allowance established against the overstated deferred tax assets.  The results of the restatement will reduce the non-cash income tax benefit we recognized in last year’s fourth quarter by $4.7 million from $59.9 million to $55.2 million and the corresponding deferred tax asset we recognized on our balance sheet was reduced by $4.3 million from $60.4 million to $56.1 million.  In response to this error, we will be implementing new controls by year end designed to create further oversight over our tax work and minimize the chances of further errors related to our accounting for income taxes.

With that said, I’d like now to review our third quarter 2013 results.  For the three months ended September 30th, 2013, RadNet reported revenue and adjusted EBITDA of $175.9 million and $25.4 million, respectively.  Revenue increased $14.7 million or 9.2% over the prior year’s same quarter and adjusted EBITDA decreased $3.2 million or 11.3% over the prior year’s same quarter.  Adjusted EBITDA and profitability were impacted by our same-center performance, which outweighed the positive contribution from the acquired facilities of Lennox Hill Radiology.  Same-center revenue declined by 3.6%, which was primarily the result of lower year-over-year pricing as same-center procedural volumes remained flat.

For the third quarter of 2013, as compared to the prior year’s third quarter, aggregate MRI volume increased 12.7%, CT volume increased 3.7% and PET/CT volume decreased 0.3%.  Overall volume, taking into account routine imaging, inclusive of X-ray, ultrasound, mammography and all other exams, increased 12% over the prior year’s third quarter.  In the third quarter of 2013, we performed 1,132,135 total procedures.  The procedures were consistent with our multi-modality approach, whereby 77.6% of all the work we did by volume was from routine imaging.  Our procedures in the third quarter of 2013 were as follows:  147,558 MRIs as compared with 130,885 MRIs in the third quarter of 2012; 99,629 CTs as compared with 96,109 CTs in the third quarter of 2012; 5,933 PET/CTs as compared with 5,948 PET/CTs in the third quarter of 2012; and 879,015 routine imaging exams, which include nuclear medicine, ultrasound, mammography, X-ray and other exams, as compared with 778,111 of all these exams in the third quarter of 2012.

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Net loss for the third quarter was negative $0.01 per diluted share compared to net income of $0.06 per diluted share in the third quarter of 2012, adjusting for the gain of the—from the deconsolidation of the joint venture in the third quarter of 2012.  These per share values are based upon weighted average number of diluted shares of $39.2 million—excuse me, 39.2 million shares and 39.9 million shares for these periods in 2013 and 2012, respectively.

Affecting operating results in the third quarter of 2013 were certain non-cash expenses and non-recurring items, including the following:  $463,000 of non-cash employee stock compensation expense resulting from the vesting of certain options and restricted stock; $72,000 of severance paid in connection with headcount reductions related to cost savings initiatives from previously-announced acquisitions; $5,000 gain on the disposal of certain capital equipment; and $1.2 million of non-cash amortization of deferred loan costs and discount on issuance of debt as part of our existing credit facilities.

With regards to some specific income statement accounts, overall GAAP interest expense for the third quarter of 2013 was $11.1 million.  This compares with GAAP interest expense in the third quarter of 2012 of $13.9 million.  This decrease is primarily due to our refinancing of our term loan in April of this year, which lowered our spread and LIBOR floor by a total of 125 basis points on our term loan.

For the third quarter of 2013, provision for bad debt expense was 4.3% of our service fee revenue, net of contractual allowances and discounts, compared with 4.3% for the third quarter of 2012.  For the nine-month period ended September 30th, 2013, our cash flow from operations was $42.5 million compared with $55.6 million for the prior year’s nine months.

With regards to our balance sheet, as of September 30th, 2013, after giving effect to bond and term loan discounts, we had approximately $584.2 million of net debt, which is total debt less our cash balance, and we were drawn $3.4 million on our $101 million revolving line of credit.  This is an increase of $2.2 million at our net debt compared with year end 2012, which is primarily the result of borrowings related to funding the costs of our debt refinancing transaction in April.  We repaid $2.3 million of notes and leases payable during the quarter.  In the third quarter, we had cash capital expenditures, net of asset, imaging center and joint venture dispositions, of $11.6 million.  Year-to-date, we had cash capital expenditures, net of these dispositions, of $32.9 million.

Since December 31st, 2012, accounts receivables increased by $5 million and our net DSOs, or net days sales outstanding, were 55.4 million—55.4 days as of the end of the third quarter, a decrease of approximately eight days since the year end 2012.

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As some of you may have seen in our earnings reported released earlier this morning, due to challenges we’ve experienced in our same-center revenue performance, it is caused us to revise downward our adjusted EBITDA projections and free cash flow generation guidance levels for 2013.  We’ve revised our previously-announced 2013 financial guidance ranges as follows:  For our guidance revenue, which we now define due to a change in the presentation of our revenue, of service fee revenue net of contractual allowances plus revenue under capitation arrangements, our guidance range remains unchanged, at 700 million to $730 million.  Adjusted EBITDA, original guidance was 120 to $130 million; we’ve revised that downward to 105 million to $110 million.  Capital expenditure guidance remains unchanged, at 35 to $40 million.  Cash interest expense, the original guidance range was 42 million to $47 million; we’ve revised that downward to 40 million to $43 million, a savings of between 2 and $5 million of interest expense.  And cash flow—free cash flow generation, which we define as adjusted EBITDA less total capital expenditures and less cash paid for interest, our original guidance was 35 to $45 million; we’ve revised our guidance downward from—to $20 million to $30 million.

I’d like now to turn the call back to Dr. Berger, who will make some closing remarks.

Dr. Howard Berger:                      Thank you, Mark.  Imaging will continue to be an indispensable part of the healthcare delivery system.  Now in (ph) hospital outpatient imaging will always be delivered more cost effectively and conveniently than the offerings of hospitals who lack the domain expertise management breadth and operating culture necessary for outpatient success.  Our strategy is to execute on the principle business tenets that will ensure our future success.  The first is scale.  In our highly fragmented industry, which is suffering immense pressure of lower reimbursement, decreasing utilization and lower availability of capital, size matters.  Our cost structure, leverage with suppliers and payors and industry relationships with powerful joint venture partners set RadNet apart from other industry players.

We will continue to make strategic acquisitions in our regions, particularly tuck-in transactions of single centers and small groups.  We will also continue to leverage our scale and expertise to partner with powerful local healthcare systems and hospitals.  Consolidation and shrinking of capacity will be long-term things in our industry in years to come.  We intend to position ourselves to capitalize on these trends.  We are also focused on efficiency and cost containment.  As discussed earlier on in this call, we have key initiatives that we expect will help to mitigate current and future reimbursement and utilization pressures.  We will continue to identify other avenues to save costs and achieve efficiencies within our business in the future.

And finally, we look to continue to diversify our product offering.  This has included our entry into radiology software, tele-radiology, professional services and staffing and medical oncology, which are imaging-dependent.  We are leveraging these capabilities to provide a continuum of services to joint venture partners who seek an imaging partner who can provide solutions to all their diagnostic needs.  Furthermore, each product offering represents a unique growth opportunity in and of itself, and these offerings are far less capital intensive than our core business.  We are working on new initiatives to diversify and look forward to being in a position soon to discuss them publicly.

Operator, we are now ready for the question and answer portion of the call

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Operator:                                          Thank you, and if you would like to ask a question, please signal by pressing star, one on your telephone keypad.  If you’re using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment.  Again, please press star, one to ask a question.

And first, we’ll go to Brian Tanquilut with Jefferies.

Brian Tanquilut:                             Hey, good morning, guys.  Howard, you talked about physician acquisitions by hospitals, so you know, we’re hearing a lot about that, obviously, in talking to some of these hospitals you’re talking about.  Imaging is an area of potential profitability where they want to go into just because it’s better margin than their current businesses, so as we think about that, how do you position your Company and compete, you know, when the hospitals are buying doctors or putting up imaging facilities on their own?  I mean—and, you know, just (inaudible), I believe—I share your view or thought from the long term, but how do you deal with the near term, where the volumes are getting sucked away from the freestanding facilities?

Dr. Howard Berger:                       Morning, Brian.  Good question and I think it’s very much reflective of, I believe, our opportunities here for the future.  First of all, most of these hospitals have limited capability of absorbing physician groups, and while there is an immediate impact on this, you also have to realize that two things happen as a consequence of it.  Number one, they alienate, effectively, other people on the hospital staff who are now looking at the hospital as a competitor in the delivery of professional services, so many of the doctors who are not part of that low (ph) process, in fact, now look to perhaps direct their business elsewhere as they don’t feel they want to have their patients captured in a health system that might ultimately be competitive with them and vie for that same patient’s primary care services.

The second thing is, and what we’re beginning to see quite a bit of – and perhaps we’ll be able to discuss in more detail in future earnings calls – is that they then, meaning the hospitals, layer on their reimbursement, which is substantially higher than the outpatient freestanding imaging centers, perhaps by a factor of two, three or even sometimes four times higher, and the payors are beginning to see the crush of that kind of strategy and tools with which the hospitals are leveraging themselves into better reimbursement.  As a consequence, many of the payors are beginning to reach out to the freestanding multi-modality centers like us and starting to speak more specifically about redirecting some of their business, and more importantly, coming up with plan design of these health insurance products that incentivizes their enrollees to direct them into the lower cost freestanding facilities.

So while I see the effectiveness of this strategy, I can only tell you that the scope of it will be limited because of the enormous number of other physicians out there who will not be part of those rollup opportunities and that the pricing will continue to deflect the willingness of the payors to support the hospitals because of the higher pricing that they are experiencing.  That, along with, as the capacity dries up because some of the smaller operators, as we mentioned, are finding it difficult and are either being absorbed by hospitals or going out of business or perhaps being acquired by us, the strategy of RadNet is continuing to be enhanced, where we want, in all the markets that we participate in, to be the major, if not only serious alternative to the hospital systems for outpatient imaging.  And we think, in every one of the markets that we are in, we can have that ultimate long-term position that will get us, ultimately, better reimbursements and more patients.

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Brian Tanquilut:                             Then, Howard, you know, the second question for you is, in terms of volume visibility, I mean clearly, you know, reimbursement’s been pulling your performance down for the last, you know, four or five years but volumes have been weak as well, so where do you sit today?  How do you gain comfort or confidence in your ability to continue driving volume growth going forward?

Dr. Howard Berger:                       I think that was partially answered in the question that you raised before this, Brian.  First of all, as some of the smaller operators either go out of business or are acquired, that business will be redistributed to existing and surviving outpatient imaging centers such as RadNet.  Secondly, I believe that there will be an increasing participation and coordination with the payors to direct business away from hospitals as the increasing cost to the payors by the substantially higher cost of imaging in the hospital systems causes the payors to create healthcare plans.  And thirdly, as we mentioned, I believe, and I think it’s echoed in many other reports that we read, that the healthcare reform Accountable Care Act, ObamaCare, however you want to describe it, and health insurance exchanges which began kicking off October 1st, will bring more people into the system who have either not availed themselves of imaging services or who have been getting them in other places that new insurance exchanges will direct them to lower cost providers.

So I actually see many ways that that will inure to the benefit of RadNet, and I’m very cautiously optimistic that we may be starting to see that trend already here in the fourth quarter, where our volumes in October and through November here have been some of the largest that we’ve enjoyed all year.

Brian Tanquilut:                             And then, Howard, one more question for you.  So thank you for laying out the cost cutting initiatives that you’re doing and exactly what the moving parts are there, but you know, how do you balance between potentially cutting to the bone and still investing in your business to drive growth going forward?  It’s a big number, $30 million, you know.

Dr. Howard Berger:                       Yes.  You have to remember – and perhaps we’ll lay out more detail in our next call at the end of the year – of the $30 million, less than a third of that is related to cost cutting measures for employees.  All the others are basically relatively inconsequential to the staffing levels that we currently have.  In addition, a lot of the staffing reductions are a continued process that we began early this year for consolidation of various centers, for example, in Maryland where we consolidated a lot of our centers as a result of the CML ARS transaction, which have just taken us longer to effectively integrate into our system.  So I don’t believe we’re anywhere close to cutting to the bone, and I don’t believe that that would be long-term beneficial to the Company.  So I’m—what we’ve detailed so far are not what I consider to be draconian measures by any stretch of the imagine and, in fact, are mostly things that will be done at the corporate level as part of initiatives that we’ve been working on really over the last couple of quarters.

Brian Tanquilut:                             All right.  Thanks, guys.

Dr. Howard Berger:                       Thank you, Brian.

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Operator:                                          And next, we’ll go to Miles Highsmith with RBC.

Mile Highsmith:                             Hi, good morning, guys.  I’m just looking at the volumes flattish and the revenue was down on a same-store basis 3, 4%.  Can we assume a lot of that’s Medicare?  I just wanted to kind of revisit the commercial pricing dynamics and get a sense as to whether you’re seeing any rate reductions or any things that are noteworthy on the commercial side.

Mark Stolper:                                  Sure.  Yes, we had a significant impact in 2013 in general from Medicare.  We also—you just have to also understand that, each quarter, there’s a fluctuation in pricing based upon that quarter’s business mix in terms of modalities, as well as that quarter’s mix with respect to payor class, so it’s not all—you know, you can’t all—you can’t call it pricing, you know, 100%, but the—but, you know, so the impact of payor class mix and modality mix does affect, you know, the average pricing for that particular quarter.  But we have seen some erosion in private insurance, you know, over the last 12 to 18 months and it’s generally been in the range of, you know, up 1 to 2 points over the last 18 months, and part of it is that some of the—there are some plans, although it’s a very small part of our business, that are tied to Medicare such as some of the Medicare Advantage plans, and then, you know, we’ve had some declines in reimbursement by a couple of the California payors.

It’s also been—we also have had some increases in reimbursement from private payors in the State of Maryland, where we have significant concentration of outpatient imaging centers.  We think that we’re going to be fairly protected going forward in New Jersey with our, you know, newer relationship with Barnabas and our book of business related to capitation, generally speaking, have price increases year-over-year through escalation clauses in those contracts.  So we do have—you know, we—the largest book of business, which is our commercial insurance business, we have felt some pricing pressure over the last couple of years, but it’s somewhat been mitigated by the other books of business that I mentioned, where we have gotten some increases.

Miles Highsmith:                           So just to confirm, you mentioned some erosion in the commercial pay rates, and I’m focused just on rates, not mix.  I think you mentioned 1 to 2%.  I guess it was my kind of historical understanding that, you know, Howard had talked about not accepting a rate decrease, and I’m just wondering if that’s had to change more recently, or is that—was that 1 to 2% kind of a deceleration in the increase that you were receiving?

Mark Stolper:                                  No.  I mean, I think, you know, it’s market by market, Miles.  I think there are certain markets where we’ve got significant leverage with the payors, such as the two I mentioned earlier, Maryland and New Jersey, and then other markets where we have felt some pricing pressure and, you know, at this point, we’re still growing scale to a point where, you know, we’ll be able to push back effectively.  But, you know, we also don’t—in those markets where we don’t have the leverage, you know, we don’t want to cut off our nose to spite our face, meaning that, you know, we’re not going to get rid of a big book of business at this point to—you know, just to prove a point.  We’ve got to get to a place where we’ve got enough assets that, you know, a threat is a real threat, and I think we’re doing that in a number of our markets.

Miles Highsmith:                            Okay, great.  Just a couple of others.  In terms of M&A, would it be more fair to say that, you know, if you guys had historically seen multiples of, let’s call it four times, would it be fair to say that you’re seeing more at four times now or that maybe you’re seeing opportunities at lower multiples?

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Dr. Howard Berger:                       Morning, Miles.  I think it’s a combination of both.  We’ve been pretty rigid in our acquisition criteria, and I think what we’re really seeing is that the sweet spot for the Company are multiples in that four range for good assets, but what we’re also seeing are certain operators who have no serious EBITDA to do the leverage off of and we’re looking at more like asset purchases, much like the example that I gave in my opening remarks, that wind up being much more attractive for the Company, not because the EBITDA has value to the seller but it has—the revenue has value to RadNet by virtue of consolidation of—within these markets and the ability to eliminate other capacity.  So we’re seeing, to answer your question, I think a bifurcation in the marketplace of what I will just term asset sales for distressed assets and other operators who have good businesses but who are looking perhaps for some kind of consolidation opportunity and where we’re staying very firm in our four times multiple valuation of those assets.

Miles Highsmith:                            Okay, great.  And then just finally, I guess I’ll be curious to hear when will you get 2014 guidance, will that be at the next earnings call?  And my last substance of a question is, in terms of the $30 million, kind of a follow-on to an earlier question, you mentioned a third of this, you know, would be potentially related to staff; the bulk would not.  Can you talk about that third a little bit?  I just would like to hear a little more about any areas that might be sensitive to, you know, things that provide value to the referring physicians or otherwise that you might, you know, have any expectation or a concern that could impact your top line.  Thanks.

Dr. Howard Berger:                      Yes.  We have no concern that it’ll impact our top line.  As I mentioned on one of the prior questions, a lot of this is the ability for us to do consolidation in certain markets of staffing reductions that have been a little bit slower in coming than we anticipated as a result of other acquisitions that we have done.  So we have done nothing that we think will interfere with or decrease the attractiveness of our referring physicians sending their patients to our centers; and, in fact, some of the other very significant IT initiatives that we’re doing, for example, with scheduling, reporting turnaround time as a result of the eRAD rollout will actually create some opportunities, I think, to further distance ourselves from the competitors by providing an even higher level of service but using it with technology tools rather than manual efforts.

Miles Highsmith:                            Great, thank you.  And then will we expect 2014 guidance at the time of the Q4 call?

Mark Stolper:                                  Yes.  That’s when we regularly give guidance for the following year.

Miles Highsmith:                            Okay.  Thanks a lot, guys.

Operator:                                          Moving on to Darren Lehrich with Deutsche Bank.

Darren Lehrich:                              Thanks.  Good morning, everybody.  So I just—I wanted to put the $30 million cut into—or savings, rather, into a little bit more perspective.  You know, first of all, can you just maybe frame for us how much visibility you think you have at this juncture into that number?  I know you said you’ll be working some things through this quarter and maybe some of it spills over into early next year, but I guess, based on your comments, Howard, it sounded like, you know, there were still some vendor discussions that you were looking to finalize, so I’m just curious to know, you know, how much you think you’ve got, you know, visibility into it at this point.

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Dr. Howard Berger:                       I would say, at this point, Darren, the vast majority of it, probably 80 to 90% is already developed in terms of the implementation of it, to the point where we’re confident that they will be fully in place by January 1st, so none of this is really speculative.  It’s all based on detailed backup and discussions internally and with other vendors that have already taken place, so our confidence level on this is extremely high.

Darren Lehrich:                              Okay, that’s helpful.  And then, you know, just to put the savings into perspective, you know, I know that there’s a fairly sizeable Medicare reduction on the table again for 2014, and I’m assuming that’s probably going to consume about half of the savings that you’re looking for.  You know, can you confirm that, and then, you know, when we think about the other, you know, half or however much left there is you’re trying to offset, is it really a function of just the managed care pricing environment having gotten more challenging relative to, you know, what you thought and so that’s basically what you’re looking to offset, or is there a view for growth when you think about the $30 million number?

Mark Stolper:                                  Sure.  Just to go back to your statement, your statement is correct.  Up to half of this savings is going to be consumed by—if you believe Medicare’s proposal back in June for 2014 Medicare reimbursement, half of this would be consumed by those Medicare cuts in 2014, so the other half would be, you know, of these savings would be essentially incremental EBITDA to the Company.  And the final rule, I—the most recent that I’ve read is that the final rule will—is supposed to come out by the end of this month.  I think they—CMS said November 27th, so you know, there’s no guarantee that what they propose will ultimately be seen in the final rule.  In the last few years, they have rolled back some of the proposed cuts that came out earlier in the year with respect to the final rule, but we don’t know if that’s going to occur today, especially in light of, you know, what’s going on in government, as well as them trying to figure out how to, you know, fund some of the newly—the new aspects of healthcare reform, particularly these healthcare exchanges.  So we’ll see, but we’re assuming, back to your question, that up to half of this would be absorbed by the cuts that we’ll see in 2014.

Darren Lehrich:                              Okay.  Thanks, Mark.  And then the—just the managed care, you know, side of the question, is there something that’s, you know, changed more distinctly?  You know, this year has progressed so that, you know, when we think about actual run rate of your managed care book of business, it’s just turning out to be lower and different and, you know, what we all thought, so I guess the other half, if you will, is not necessarily totally incremental because you’ve got more managed care pressure in the environment.

Mark Stolper:                                  Yes, we have not seen recently any additional managed care pressure.  We saw some towards the end of last year, and the beginning of this year, we had to absorb some cuts in certain markets, but we have not seen any acceleration to that or any continuing cuts from the managed care providers.  So at this point, going forward, we think, you know, what we have in terms of pricing will be 2014 pricing.

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Darren Lehrich:                              Okay.  That’s helpful.  And then just the last thing I wanted to ask is just a clarification in the, you know, in the press releases, you’ve been giving us some window into your payor class breakdowns and just noticed this quarter, the capitation percent had been—at 9.6% looked a lot different than, you know, the 13% or so that we’ve seen over the last, you know, call it six quarters.  Can you just help us understand that and, you know, is there anything that’s changed, either in how you’re reflecting that number or just in how, you know, your capitation is flowing through?

Mark Stolper:                                  Yes, it’s a presentation change.  We had some comments from the SEC with respect to new revenue guidance as to how they’d like us to show our revenue on our GAAP statements, and we’re now breaking out our capitation revenue based upon the checks that we receive on a cash basis, and so that’s what you see on our GAAP income statement.  What we’ve done from a payor class perspective is that we’re calculating payor class based upon that cash received, and what it does do is it excludes all the co-pays and patient portion responsibility of those—with respect to those same capitation payments, and it puts that revenue up in fee for service revenue as opposed to capitation revenue, so you know, it essentially lowers the way we calculate the percentages.  So I footnoted that and it’s a difficult footnote because it’s a difficult calculation, but I did change the footnote in the earnings press release to reflect, you know, how it’s now being calculated.

So nothing’s changed with respect to our capitation business.  In fact, you can see from year-over-year revenue, you know, it has increased.  We’ve picked up a couple of new contracts.  We’re getting some new increasing pricing in many of these contracts, and we’re, you know, working on a number of new contracts going forward.  I would say that, over time, in the absence of healthcare reform, in the absence of, you know, ACOs creating more capitation opportunities, a lot of our growth has been outside of California and, therefore, our capitation percentage has been diluted somewhat, but if the formation of these exchanges and ACOs, if they create more opportunities for risk-taking and risk-sharing with providers, which we think that it will, then our cap percentage might go up in the future.

Darren Lehrich:                              Okay.  That’s helpful.  And maybe just one last thing about capitation.  You know, Howard, we’re noticeably hearing a lot about MA, you know, cuts and you’re sub-capitated sort of downstream from some of the providers that take full risk.  So I guess just as it relates to MA and given some of the cuts that are on the table there, should we expect, you know, rate increases in your capitation business, or is that something you’d expect to be under pressure as well next year?

Dr. Howard Berger:                      We don’t see a lot of Medicare Advantage in our capitation products, particularly here on the West Coast, and as a rule, all of our capitation contracts have actually been getting slight increases regardless of the type of lives that we’re covering, whether it be commercial, Medicare or Medicare Advantage.  So we don’t really see that being very impactful from the standpoint of capitation one way or the other.  Most of these capitation contracts are more in the commercial lives or Medicare senior lives rather than Medicare Advantage (cross talking).

Mark Stolper:                                  Yes.  Just to give you a perspective, of our capitated lives, approximately 15% or so are senior lives and then they’re mixed between, you know, Medicare fee-for-service and types of patients, as well as Medicare Advantage.  So we don’t—we—you know, we—it—even if Medicare Advantage rates were to go down slightly, I don’t think it’s going to really affect our cap rates with our medical groups.

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Darren Lehrich:                              Okay.  All right, thanks.  Thanks, guys.

Dr. Howard Berger:                       Thanks, Darren.

Operator:                                          Moving on to Duncan Brown with Wells Fargo.

Duncan Brown:                                Hey, good morning.  Thanks for taking the question.  Maybe going back to the 30 million, one point of clarification.  You know, in the past, you’ve talked about 10 to 15 million of savings from voice recognition, PACS and things like that.  Is that 10 to 15 incorporated in that 30 million, or is there a portion of the 10 to 15 that’s already been realized?

Dr. Howard Berger:                       No, some—we have realized a small amount of those savings, but the preponderance of the savings we expect from that is built into the 30 million that we talked about and will be available to us fully in 2014.  But—and any savings that we’ve already recognized is not double dipping, so to speak.  I’m not counting it again as part of the $30 million savings.  All the—and related to IT is new savings that we expect from the fourth quarter of this year and moving forward.

Duncan Brown:                                Gotcha, thank you.  And then as we head—looking forward into Q4, can you remind us the, maybe the EBITDA impact from Sandy in the prior year quarter, or in Q4?  And also, I think you had mentioned that October volumes so far had been very strong in the current quarter.  Is that relative to what was, you know, a relatively easy Q4 comp due to Sandy, or is that just on a standalone basis?

Mark Stolper:                                  Yes, a little of both.  We did have a huge impact with Sandy last year, and I’m going by memory, but I think it was in the 4 to $5 million EBITDA, you know, impact from Hurricane Sandy, and so we had a very weak fourth quarter 2014 (ph) of EBITDA, under $25 million.  So, you know, it should be a comp that we’re fairly comfortable with in this fourth quarter, one, given that weak last year’s fourth quarter; and two, you know, based upon what we’re currently seeing with our October and early November volumes being very strong.

Dr. Howard Berger:                      But I think more specifically, the volume that we’re experiencing in October and here early into November of increase is quarter-over-quarter, meaning what we were seeing in the third quarter of this year and comparing it with the performance in October and November for the fourth quarter of this year.  So we’re not comparing the volumes from last year; we will do that, of course, on the fourth quarter and year end close call, but right now, the volumes that we’re seeing are being compared to third quarter volumes and year-to-date volumes for 2013.

Duncan Brown:                               Gotcha, that makes sense, thanks.  And then lastly for me, you’d talked about part of the 30 million as, I think, buying some of the equipment that you currently lease.  Can you help us talk about purchase—think about purchase multiples there, and then sort of the size of the opportunity here, as how many machines potentially you think you could repurchase?

Dr. Howard Berger:                      The repurchase of these we’re using because many of our vendors are—that we have these operating leases from are looking for some year-end benefits, if you will, so we’re accelerating these buyouts.  We normally buy out all of our operating leases at the end of the term, but in many of these, we have what we call early buyouts that we can exercise usually a year earlier than the original term, and given that, several of the financing institutions are interested in doing it before the end of the year and, therefore, making it a little bit less expensive for us.  The magnitude of this is probably about $6 million of the $30 million savings that we’re talking about.

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Duncan Brown:                                So sort of 6 million of annual decrease in operating expenses from that?

Dr. Howard Berger:                       Yes.

Duncan Brown:                                Operating leases?

Dr. Howard Berger:                       Yes.

Duncan Brown:                                And what would the purchase multiple on that be?  I mean, what would you pay to buy that back?

Dr. Howard Berger:                       Usually in the—around the three times or less level.

Duncan Brown:                                Great.  Thank you.

Operator:                                          We’ll go to Jack Wallace with Sidoti.

Jack Wallace:                                   Hi, good morning, Dr. Berger and Mark.  Thanks for taking my questions here.  Just got a—want to get a little better clarification on the shift in mix from both a payor standpoint and a procedure standpoint.  It looks like, you know, with revenues, net service revenue down slightly quarter-over-quarter but with cost operations up a little bit more than maybe expected, can you just talk to me about the impacts of those mix shifts, and if there was anything else there from a quarter-over-quarter standpoint that explained lower gross margin?

Mark Stolper:                                  Sure.  I mean, the phenomenon of our aggregate revenue being up and our aggregate EBITDA going down isn’t so much a function of mix shift or payor class mix; it’s a function of, you know, revenue that was acquired at a normalized EBITDA level in our industry, which, you know, if we’re acquiring a good operation, they may have 10 to 20% EBITDA margins versus same-center revenue declines which come with, you know, an 80% plus EBITDA margin.  So the phenomenon here is that even though our revenue has increased due to some of the acquired operations such as Lennox Hill, which was significant, our profitability has gone down because some of—you know, we’ve been averaging 3 to 5% same-store sales declines over the last quarters, which come with it, you know, a large portion of that is a decline in EBITDA as well.  So it’s not so much a function of business shift or payor class shift but more a function of the shift in increased revenue at a normalized EBITDA rate versus declines in same-center volumes.

On a quarter-by-quarter basis, you know, our same-stores sales revenue is fairly sensitive to payor class mix and modality mix, but it’s—you know, over the long term, that’s a trend that seems to be evening out.  There isn’t a long-term trend of shifting away from MRIs towards routine imaging exams or vice versa or, as you could see from our payor class mix, with the exception of how we’re treating capitation.  Our payor class mix has been very constant, really over the last, you know, five years.

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Jack Wallace:                                  Okay, thank you, that’s helpful.  And then can you maybe talk a little about the—any impact you’re going to see in the fourth quarter from the government shutdown?

Dr. Howard Berger:                       I don’t think we noticed any significant impact that we can break out right now.  As I had mentioned a couple of times, our volumes in October and here into early November have been significantly better than they were in the third quarter, so…

Mark Stolper:                                  Yes.

Dr. Howard Berger:                       I don’t really think we saw much of an impact on that.

Mark Stolper:                                  The only impact we saw was when the government shutdown, they delayed, you know, Medicare payments so we had some cash delay, but that—you know, we’ve collected that money.  So there really wasn’t an impact to volumes or, you know, pricing or anything that would affect us.

Jack Wallace:                                   Thank you, that—yes, that’s what I was trying to get at was the timing of payments, but if that’s been caught up, that’s excellent.  And then lastly, you know, thinking out through ’14 and ’15, particularly with the decline in RIS expected to come through at, I guess the end of the month for ’14 and beyond, can you make any estimations as to what your thoughts are for same-store volumes, say in two years out in light of, you know, let’s call it flat reimbursement from the government?

Dr. Howard Berger:                      I think that, you know, we’re optimistic that our same-store sales will level off or perhaps even increase a little bit.  We talked a little bit about various reasons why that might be the case, some of which are new people coming into the healthcare system as a result of healthcare reform, some of it I believe as further consolidation in the marketplace drives out capacity, some of it will be new plan design that I believe the payors will be far more aggressive about directing some of the patients away from hospitals and into freestanding centers.  I think there’s a number of reasons but mostly, imaging isn’t going anywhere.  I think while there have been some utilization pressures, the public and referring physicians see the enormous benefit that imaging provides by being able to diagnose earlier and get better outcomes as a result of that, and that’s right up the mainstream of where healthcare in general needs to go in order to rein in overall costs.

So we see no slowdown at all in what we believe will be the continued need for these procedures.  Remember again, we still have an aging population that needs more of this testing as they become in—as they get into the senior years, so I’m optimistic that our trends will be continuing, not necessarily because more and more of this work will be done, because that may not be the case, but certainly because there will be, you know, less capacity and more opportunity for this work to be done where it should be done, and that is in the outpatient (inaudible).

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Jack Wallace:                                  Thank you, that’s helpful, but you know, I guess I’m—you know, how are we going to go ahead and be able to, I guess, see that coming?  I guess, what has to happen for the private payors to go ahead and say, “all right, you know, we’re getting hurt by the hospitals here but so far, it doesn’t look like we’ve done a whole lot to, you know, address that from the patients being referred to hospitals.”  When are they going to get—you know, when are you going to see, I guess, that shift back towards the standalone facilities like RadNet, because right now, I mean your same-store sales, you’re still getting hurt, but so far, the private payors don’t look like they’ve come to that realization yet, which it sounds like they should but, again, it hasn’t happened?

Dr. Howard Berger:                      Well, I think it has happened and is beginning to happen, and without me getting into too much conversation at this point in time, I think we have been seeing a surprisingly higher amount of incoming calls from payors or people with, say, the responsibility of paying for outpatient imaging that are being more diligent now about where that work is going and how it can best be controlled within a more cost effective environment.  So I believe while there may not be a lot of public awareness of this, I believe that it is and has been heating up now for the past quarter or two, but these processes are slow.  Payors are very deliberate in their planning for these changes, some of which require more than just them saying, “we need to direct that work elsewhere” but also designing plan changes that will help incentivize people, but I think you will begin to see early in 2014 more and more of these payors that have the responsibility for paying for these services reaching out to outpatient providers and looking to find some kind of strategic alliance to help offset what is going to be a tidal wave of increasing costs as the hospitals continue to attempt to implement or effect their pricing onto the outpatient marketplace.

Jack Wallace:                                   Gotcha.  No, thank you, that’s helpful and that’ll be all for me.

Operator:                                          Henry Reukauf with Deutsche Bank has the next question.

Henry Reukauf:                               Hey, guys.  Just on the cost savings, that earlier question asked, you know, the 10 to 15 million that was to come from the systems integration was in addition to—or the 30 million was in addition to that 10 to 15 million you originally cited, I think you said, yes, so I guess the total—just to make sure, the total here of cost savings that you think you can get are the 30, plus the 15 that you already announced.  Is that—so basically, 45 million kind of this year?

Dr. Howard Berger:                      No, Henry, no.  The—what I think I said was, is that incorporated in the 30 million is additional savings that we have not yet realized from the IT implementation, and that will be part of what we will incorporate into the 30 million, not on top of that.  We already realized a small amount of that savings, but the preponderance of it will be forthcoming and is part of the 30 million savings.

Henry Reukauf:                                Okay, just want to make sure.

Mark Stolper:                                  Yes, you should think of the IT savings as a subset of the 30 million.

Henry Reukauf:                                Okay, and most of that is basically after the third quarter.  I know it’s been delayed a little bit, correct?

Dr. Howard Berger:                       Yes.

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Henry Reukauf:                                Okay.  Just on the revenue and EBITDA, the mix, I had had a question about that, how revenue wasn’t being maintained and EBITDA was down, you explained this to the less profitable acquisitions that have come in, so my understanding was that you’d be able to bring those acquisitions up to kind of the RadNet profit level, you know, with time, so are we—you know, is that still the case, and so will we benefit—you know, will we see a benefit in, say, gross margin in the next six months as the acquisitions are fully integrated, or is it just becoming more difficult to realize that profitability at the old level that RadNet had?

Dr. Howard Berger:                     Well, no, I think your point’s well taken.  We expect that some of that profitability will be realized in the next couple of quarters.  These integrations, particularly the larger ones, like we did in New York with Lennox Hill, just take a long time to fully realize the benefit because we don’t want to do it so quickly that we jeopardize the revenue stream.  So we’ve been very deliberate and very thoughtful in going through that process, and that’s one of the reasons why I believe our third quarter was not exactly what we expected and some of that will be part of what we realize going forward here in the fourth quarter and certainly into 2014.

Henry Reukauf:                                Is that—so is that—is there a dollar amount and kind of the normalization of those acquisitions that you realize, and is it part of the 30 or is it in addition to?

Dr. Howard Berger:                       I think some of it is part of the 30 million and represents some of the cost savings in salaries and consolidation.  There may be some small amount on top of that but we’ve tried to build that into the 30 million of cost reductions that we’re talking about from this point going forward.

Henry Reukauf:                                Okay.  And then I wasn’t quite sure I got it, but the availability on the revolver, I think it was pretty much unutilized.  Is that right, Mark?

Mark Stolper:                                   Yes, we’re drawn down, I think at the end of the quarter, about 3.4 million on our $101 million revolver.

Henry Reukauf:                                Okay.  Do you—so I guess the question is, do you—you know, that—a lot of opportunity out there with all the changes and people suffering with the reduction volume of price.  Is that 100 million basically of availability enough for you guys to kind of meet, you know, 2014 expectations in terms of what you may or may not, you know, acquire, or do you need to raise more?

Mark Stolper:                                   Yes.  No, I think at this point, you know, we’re comfortable with our liquidity and think that the utilization of that 100 million will take us through 2014.  If—to the extent that something of scale comes our way in terms of acquisitions, then we, you know, might have to go back to our existing credit facility and do an add-on there or, you know, with the bonds and do the same.  So I think we’re comfortable that we have enough liquidity to do what we need to do here with respect to acquisitions, and we’ve never let good transactions fall away because of inability to finance them, and I think we’ve—you know, up to this point, we have very strong relationships with our creditors, our lenders on the term loan side, as well as our bondholders, so I think, you know, we’re comfortable right now with our liquidity.

Henry Reukauf:                                Okay.  Thanks very much.

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Operator:                                          Go to Omar Vaishnavi with BlueMountain Capital.

Omar Vaishnavi:                             Hi.  I had a couple of questions.  So to give you guys an example, if you buy something for 20 million and you pay a four times multiple, you’re essentially acquiring 5 million of EBITDA.  Is it safe for us to assume that this is clean cash number that you’re acquiring day one, or is that 5 million what you hope to be acquiring once you bring it to the margins that RadNet’s at?  Because what I’m getting concerned about is you guys are including integration benefits from acquisitions that have been made previously in your $30 million number, and I want to confirm that anything that’s being included there is numbers that’ll get you to under four times and not for the four times that you guys are promising the market to begin with.

Mark Stolper:                                  Sure.  Yes, Omar, I don’t think we’re double counting here.  The additional cost savings that’s included in the $30 million are above and beyond the—that which we needed to achieve to get the type of multiple that we’ve been, you know, acquiring these facilities in the past.  So if we—we’re buying something in the past that hit $20 million of revenue and a 20% EBITDA margin that would get us to $5 million, even if that included cost savings to get us to $5 million, this $30 million does not include those same cost savings that would get us up to 5 million.  It would include additional cost savings that would get us beyond 5 million.

Omar Vaishnavi:                             Got it.  And in terms of the timing, I mean you guys mentioned the words CML, eRAD, things that I believe you first discussed in mid to late 2011.  How do we know for sure in 2014 that these things are going to take place?  I believe in 2012 and in 2013, these types of things were mentioned before and now it seems like there’s a more comprehensive cost savings plan and I think people want to understand why would it take place in 2014 when it didn’t take place in 2013.

Dr. Howard Berger:                      The fact of the matter is that this is an enormous undertaking by the Company and involves multiple systems and centers, and it’s not just something that you can put in plug-and-play.  You know, we have 250 centers and, basically, both radiologist and non-radiologist staff have to be trained on this, so some of it is a matter of resources, some of it is the testing that we’ve been doing exhaustively to make certain that when we do implement it, it doesn’t interfere with or cause any problems with the center performance, and so we’ve been deliberately slower than we anticipated just to be certain that we’re on the safe side.  But we now have, basically, the systems worked out, we have the rollup plan and are extremely comfortable that we will be able to realize the benefits that we’ve been talking about in 2014.

Omar Vaishnavi:                             And is it as simple as taking the $30 million number, dividing by four and saying in the first quarter of next year we would expect a $7.5 million uplift assuming the same volumes and pricings from this year?

Dr. Howard Berger:                       That’s our anticipation at this point in time, yes.

Omar Vaishnavi:                             Got it.  And then one thing that I think we want to understand in terms of whether some of these issues are more macro-related versus micro, can you guys give us some examples of some other companies, either in (inaudible) ones ideally, in imaging or in other sectors that are undergoing the same types of trends that you guys are seeing?  Because I think a lot of what you’re saying is that these trends are relating to changes in deductibles for plans, changes in patient behavior with respect to the Affordable Care Act.  Who else are you guys seeing with these sort of similar trends that can kind of confirm the macro thesis here?

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Dr. Howard Berger:                       Well, it’s hard to find other public companies because, as you’re probably aware, the only other public company in our space is Alliance Imaging, or Alliance Health, I’m sorry, and they really are mostly a mobile operator and have a lot of radiation therapy.  A very relatively small part of their revenue, although not inconsequential, is outpatient imaging freestanding centers, so it’s hard to use them as a benchmark.  We are aware of other non-public companies.  Insight, that used to be a public company and was merged with CDI, we do have some conversations with them and recognize that they are experiencing similar issues.  But more importantly, I think, is hospitals, for example, like the Barnabas Health System, and other people that we talk to in allied ancillary services like radiation therapy all seem to have experienced a rather difficult third quarter, and while we don’t look at their specific results, we certainly get that kind of anecdotal information from them that indicates that third quarter was a challenge to everybody.

So if you couple that along with the fact that we are seeing increasing numbers of people call us that are looking to do some kind of a merger, acquisition, sale, we certainly have the impression that the impact on the industry is widespread and not certainly anything unique to RadNet.  When we do look at these acquisitions and get their current volume numbers, we are seeing very similar kinds of patterns in those acquisitions, as we have seen in RadNet.  So I think we’re a good barometer of what’s happening in the industry as a whole and certainly not experiencing anything unique.

Mark Stolper:                                  Omar, we used to track the IMS Health data in terms of physician office visits, and what we have noted over the last, you know, 12 to 18 months is that they have shown declines in patient visits to both primary care physicians and specialists, which is consistent with what we’re hearing from our regional operations, which is that, you know, when we go out to a physician and say, “hey, you sent us—you’ve been sending us 20, 22 patients a month and, you know, this month, you sent us 16; what’s going on?”, consistently, we’re hearing that it’s not that they’re sending their business elsewhere; it’s just that they’re seeing fewer patients.

Omar Vaishnavi:                             Got it.  Last question.  When you guys—I just want to confirm this, and I know we’ve talked about it offline a lot, but when you think about acquisitions on an LTM basis paying four times, do you guys still continue to think that that makes sense on a forward basis?  Because to use some of your examples for numbers and context, if you bought something for 20 million in revenue and then the next year it declined by 5%, which is the 3 to 5% same-store results you were talking about, and you have an 80% flow-through on that $1 million decline in sales, you’re talking about 800 grand on your 20% margins, which would imply 20 to 25% EBITDA declines year-over-year, so instead of paying four times for a business, you guys would be paying upwards of five times just one year forward, or potentially six, seven times several years forward.  So how are you guys thinking about future volume increases, decreases and pricing changes on acquisitions that you’re making today?

Dr. Howard Berger:                      When we go through the acquisitions, we look at what the impact of the—using this period as an example, what the 2014 impact to the revenue is likely to be as a result of the announced changes, so we’re not doing this in a vacuum and when we say we’re buying, let’s say $5 million of EBITDA – just using your example – that would include impacts that we see coming down the pipe for 2014.  So we really don’t use an LTM.  First of all, we only look at the calendar year 2013 year-to-date numbers, try to annualize that and then put the impact of reimbursement changes that we see and that are predictable at this point in time.  I think it’s a slippery slope to look at LTM numbers because, as you look at those, it incorporates, let’s say 2012 at this point in time, when we know 2013 already had, you know, significant reimbursement impacts.  So our methodology, you know, adjusts, if you will, to the kind of changes that the industry has provided us guidance to, to make certain that we are, in fact, adjusting that EBITDA to reflect that kind of performance.

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Omar Vaishnavi:                             Well, I hope that’s the case.  The issue is if you look at the acquired volumes that you guys got this quarter, which is about 120,000 using a flat same-store figure that you gave, and then $160 of revenue per scan, which is roughly where you were at on a blended basis, and you apply any sort of reasonable incremental margins on that, the EBITDA decline that you had is even worse on a same-store basis than what you guys are reporting on a total basis given you should have had some positive EBITDA uplift from your acquired centers in your last quarter’s mix, which would imply your existing business is falling, you know, in the 20 to $30 million range on an EBITDA same-store basis.

Dr. Howard Berger:                       Well, I think there’s a lot of factors that go—involved in that, some of which is there was just weak volumes in the third quarter no matter how we try to put a spin on it, but we expect that to change.  And just like when you have reimbursement declines, you know, a lot of that goes right down to the bottom line; you know, it’s the same impact with volume declines.  We expect that trend to reverse itself here in the fourth quarter and for next year, along with other consolidation costs, as well as unrealized benefits that we had hoped to achieve in the third quarter.  So, you know, I’m more comforted by the fact that we do have increasing revenue because we know that there are opportunities for cost savings.  If we didn’t have the increasing revenue, it would be a whole different set of problems for us to try to adjust to.

Omar Vaishnavi:                             All right, thank you.

Operator:                                          And we have no further questions.

Dr. Howard Berger:                      All right, thank you and I would like to take the opportunity to thank all of our shareholders for their continued support and the employees of RadNet for their dedication and hard work.  Management will continue to endeavor to be a market leader that provides great services with an appropriate return on investment for all stakeholders.  Thank you for your time today and I look forward to our next call.  Good day, everybody.

Operator:                                          Once again, this does conclude today’s conference.  We do thank you all for your participation.

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